Exhibit 10.6

CONFIDENTIAL TREATMENT REQUESTED BY PIXELPLUS CO., LTD. THIS EXHIBIT HAS BEEN REDACTED. REDACTED MATERIAL IS MARKED WITH “*” AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

BASIC AGREEMENT

THIS BASIC AGREEMENT (this “Agreement”) is made and entered into by and between Dongbu Electronics Co., Ltd. (“Dongbu”) and PixelPlus Co., Ltd. (“Pixel”) for provision of information (i.e., products designs, etc.), products test, and manufacturing of the products of Dongbu as follows:

Article 1 (Objectives)

Dongbu is to manufacture, test, and supply the CIS (CMOS IMAGE SENSOR) products (the “Products”) to Sharp Japan (“Sharp”), based on the information, including drawings of design and particulars of manufacturing process, etc., provided by Pixel. In regard thereto, the parties are to set forth herein rights and obligations of the parties, and define basic understandings, scope of works, and responsibilities of the parties.

Article 2 (Dongbu’s Responsibilities)

2.1	Upon receipt of a purchase order from Sharp, Dongbu shall immediately notify Pixel of the details of such order (i.e., quantity, purchase price, delivery date, etc.) and provide Pixel with documents evidencing such order.

2.2	Upon receipt of a purchase order from Sharp, Dongbu shall, upon its sole responsibility and costs, secure the raw materials and manufacture the Products by the delivery date as requested by Sharp. Provided, however, that if agreed by Sharp, delivery date may be extended, and Dongbu shall manufacture the Products by such extended delivery date.

2.3	Dongbu shall manufacture the Products using the information (i.e., drawings of design and particulars of manufacturing process, etc.) provided by Pixel and in accordance with the quality standards (in cases of any modification by Sharp, revised standards) as determined by Sharp and described in Attachment 1 hereto.

Article 3 (Pixel’s Responsibilities)

3.1	Within seven (7) days of receiving notice of purchase order and materials related thereto from Dongbu, Pixel shall, upon mutual consultation with Dongbu, enter into an individual agreement with Dongbu with respect to manufacturing of the Products by Dongbu, pursuant to which Pixel is to provide Dongbu with drawings on product design, particulars of manufacturing process, testing services, etc.

3.2	In cases of any conflict between this Agreement and the individual agreement in Paragraph 1 above, this Agreement shall supersede over the individual agreement, unless expressly stated otherwise.

Article 4 (Payment and Adjustment of Service Fees, etc.)

4.1	The consideration to be paid to Pixel for its provision of the information such as drawings of product design and particulars of manufacturing process and PROBE TEST on the final Products (the “Service Fees”) shall be as Attachment 2 (Fee/Cost Schedule) hereto, and the Service Fees to be actually paid to Pixel shall be calculated based on the number of the Products passing the product test run by Pixel.

4.2	In the event that Dongbu returns all or a part of the contract price paid by Sharp to Sharp due to the reasons attributable to Pixel, Pixel shall return the portion of the Service Fees corresponding (and related to) the amount of refund made by Dongbu to Sharp.

4.3	The actual Service Fees to be paid to Pixel shall be calculated based on the number of the Products passing the monthly PROBE TEST, and Pixel shall submit an invoice thereon to Dongbu by the 27th day of the relevant month (if such day is a holiday, the immediately following day), and Donngbu shall pay the invoiced amount within 30 days of the receipt of the invoice. Provided, however, that Dongbu shall issue a certificate of purchase, in which the amounts are stated in USD, in form and substance requested by Pixel for its acquisition of raw materials for export purposes.

4.4	If the test-passing rate of the Products exceeds the standard pre-determined by the parties, the parties shall consult with each other for price adjustment.

Article 5 (Details of Information and Services to be provided by Pixel)

The information and services to be provided by Pixel to Dongbu shall be as follows:

a.	Design drawings of CIS (CMOS IMAGE SENSOR);

b.	Information on particulars of manufacturing process of CIS Wafer;

c.	Final PROBE TEST; and

d.	Other materials, information, and/or services necessary for transactions/activities contemplated herein.

Article 6 (Change/Modification of Design)

6.1	The parties hereto may agree upon change or modification of the design if requested by Sharp, or in cases of development of new technology or rationalization of the manufacturing process.

6.2	The party who propose the change/modification of the design drawing shall be solely responsible for damages to be paid to a third party for defective products or on product liability claim resulting from change/modification of the design drawing.

6.3	If additional costs incurs due to change/modification of the design drawing, in principle, the party who request such change/modification shall bear the additional costs. Furthermore, if additional costs incurs due to design change requested by Sharp, the parties shall agree on costing sharing arrangement for such additional costs upon mutual consultation between the two.

Article 7 (Product Test, etc.)

7.1	Dongbu shall have its Products be subject to product tests run by Pixel before supplying the same to Sharp.

7.2	Pixel shall carry out PROBE TEST on the Products manufactured by Dongbu to sort out the defective Products in accordance with the quality standards stated in Attachment 1 hereto.

7.3	Pixel shall report the detailed results of the test, indicating the Products meeting the quality standards in Attachment 1 hereto and the details of the defects on the Products failing the test, to Dongbu within three (3) business days of the completion of the test in writing or through email.

7.4	In the event that the passing rate of the Products substantially drops, Dongbu shall consult with Pixel to locate the root causes thereof and take necessary measures to improve quality of the Products.

7.5	The scope of the test to be run by Pixel shall be limited to see whether the Products manufactured by Dongbu based on the information provided by Pixel each item of the quality standards in Attachment 1 hereto, and shall not extended to the items not specified in such quality standards. As such, Pixel shall not be responsible for any defects, which fall outside the scope of Pixel’s test (in terms of the products or standards).

Article 8 (Confidentiality and Non-Competition of Dongbu)

8.1	Dongbu shall not disclose any confidential information/business secrets of Pixel received or obtained hereunder, such as design drawings and particulars of manufacturing process, to a third party during the term of this Agreement and even after the termination of this Agreement.

8.2	Dongbu shall not, during the term of this Agreement and even after the termination of this Agreement, supply the same or similar products as the Products to a third party other than Sharp, using information provided by Pixel, without prior consent of Pixel.

8.3	Dongbu shall keep the information and materials provided by Pixel separately from those of Dongbu, have the staff perusing the information to keep record thereof, and report the same to Pixel at the end of each calendar month.

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8.4	Dongbu shall, upon consultation with Pixel, minimize the number of staff members who would have access to the information provided by Pixel, and Pixel shall reserve the right to demand reduction or replacement of such staff members to Dongbu. If demanded as such by Pixel, Dongbu shall make necessary changes as demanded by Pixel, unless there exists justifiable circumstances not to do so.

8.5	If Dongbu fails to comply with the provisions in Paragraphs 1 and/or 2 above, Dongbu shall pay Pixel either the monthly average of the Service Fees paid in the immediately preceding year (if the period is less than one year, monthly average of the Service Fees paid since the execution of this Agreement, or if the period is less than one month, *****% of the Service Fees payable to Pixel) or the total amount of profit realized by Dongbu upon breach of contract, whichever is greater.

Article 9 (Confidentiality of Pixel)

Pixel shall not disclose any confidential information/business secrets of Dongbu received or obtained hereunder to a third party during the term of this Agreement and even after the termination of this Agreement.

Article 10 (Intellectual Property Rights, etc.)

10.1	In performing under this Agreement, either party shall not infringe upon a third party’s intellectual property rights, including patent, trade mark, utility design, or copyrights, etc., and shall indemnify the other party of any loss or damages incurred by the other party due to its infringement of a third party’s intellectual property rights. If either party pays out damages to a third party for the infringement, such party may recover the portion of the damages paid by such party, corresponding to the other party’s contribution from the other party.

10.2	Any intellectual property rights obtained in the performance of this Agreement shall belong to the party who is responsible for developing or inventing the same, unless the parties agree separately otherwise. If it is unclear as to who has the ownership of such new intellectual property rights, it shall be presumed that the party, who has the intellectual property rights on original technology or basis information, has such ownership.

Article 11 (Technical Support)

In the event that Sharp requests any technical support, either party shall immediately response to such request. Each party shall bear its own costs related thereto.

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Article 12 (Third Party Liability)

In principle, Dongbu shall be responsible for any loss or damage to Sharp or a third party resulting from the defective Products. Provided, however, that if such product liability was attributable to the information provided by Pixel, or Pixel’s negligence in conducting product tests in accordance with the quality standards in Attachment 1 hereto, Pixel shall be responsible for such loss or damage.

Article 13 (Subcontract)

Pixel may subcontract with a third party for research on design drawings, testing services, or other ancillary activities thereof, with prior written consent of Dongbu.

Article 14 (Termination)

14.1	In the event of any of the followings, Pixel may request Dongbu to cure or correct the situation upon delivery of notice thereof to Dongbu, and if Dongbu fails to cure or correct as requested by Pixel, Pixel may terminate this Agreement:

a.	If Dongbu fails to notify Pixel of the purchase order made by Sharp or fails to provide Pixel with necessary materials;

b.	If Dongbu fails to deliver the Products by the schedule delivery date without obtaining consent thereof from Sharp;

c.	If Dongbu fails to pay Pixel of the relevant Service Fees when due;

d.	If Dongbu supplys the Products to Sharp without product test by Pixel;

e.	If Dongbu fails to perform under Article 10.1;

f.	If the monthly average passing rate is **% or below for three (3) consecutive months;

g.	If Dongbu unilaterally reduce the number of the Products to be separately supplied to Pixel due to the increase of the number of the Products to be supplied to Sharp; or

h.	If Dongbu fails to perform other obligations of Dongbu hereunder.

14.2	In the event of any of the followings, Dongbu may request Pixel to cure or correct the situation upon delivery of notice thereof to Pixel, and if Pixel fails to cure or correct as requested by Dongbu, Dongbu may terminate this Agreement:

a.	If Pixel fails to provide the information such as design drawings, particulars of manufacturing process or product test service as requested by Dongbu in time or the quality of the information and/or service is not sufficient and thereby hindering upon normal manufacturing process of the Products;

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b.	If Pixel fails to perform under Article 10.1; or

c.	If Pixel fails to perform other obligations of Pixel hereunder.

14.3	In the occurrence of any of the followings, either party may immediately terminate this Agreement:

a.	If an application is filed or proceeding has been commenced against the other party for bankruptcy, liquidation, corporate restructuring, composition, etc.;

b.	If the performance under this Agreement becomes practically impossible for the other party due to deterioration of its financial conditions, such as insolvency, forfeiture on major manufacturing facilities, etc.;

c.	If the other party fails to perform under Articles 8 or 9; or

d.	If the agreement between Dongbu and Sharp has been terminated, monthly volume of the purchase order from Sharp stays at ***** or below for three (3) consecutive months, or other event occurs to prevent Dongbu and Sharp to continue their normal business relationship for the supply of the Products.

Article 15 (Post Termination Measures)

15.1	Upon termination of this Agreement, Dongbu and/or Pixel shall notify Sharp of the termination and may enter into a separate contract with Sharp for the supply of the Products. In such case, either party shall not raise any objection or claim against the other.

15.2	Upon termination of this Agreement, either party may seek damages against the other party if this Agreement is terminated for the reasons attributable to the other party.

15.3	Upon termination of this Agreement, the parties shall immediately return any and all data, documents, drawings, etc. containing confidential information of the other party to the other party, destroy any and all discs, computer files, etc., recording such confidential information, and issue a certificate confirming as such to the other party.

Article 16 (Jurisdiction)

Any dispute arising out of, or in connection with, this Agreement shall be submitted before the Seoul Central District Court.

Article 17 (Term and Renewal)

The term of this Agreement shall be for a period of one year after the execution, and shall be automatically renewed on the same terms and conditions, unless either party gives the other party a 30 day prior notice of its intent not to renew this Agreement.

Article 18 (Others)

Any matters not stipulated in this Agreement or any differences in interpretation of the provisions in this Agreement shall be settled by the parties upon mutual consultation with each other, and if the parties fail to reach an agreement through consultation, then, the matter shall be settled in accordance with the applicable laws. If there is no such applicable law, the parties shall follow the prevailing business custom and/or practices.

IN WITNESS WHEREOF, this Agreement has been prepared in duplicates, and after they are executed and seals have been affixed thereto, each party shall keep a set.

September 17, 2004

Dongbu Electronics Co., Ltd.

891-10, Daechi-dong, Kangnam-gu, Seoul

Representative Director    Dae Keun Yoon

By:	/s/ Dae Keun Yoon
Name:	Dae Keun Yoon

PixelPlus Co., Ltd.

#502, Kyunggi Bldg., 1017, Youngae-dong, Paldal-gu, Suwon-si, Kyunggi-do

Representative Director    Seo Kyu Lee

By:	/s/ Seo Kyu Lee
Name:	Seo Kyu Lee

[Attachment 1. Quality Standards]

[Attachment 2. Fee/Cost Schedule]

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[Attachment 1. Quality Standards]

*****

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*****

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*****

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[Attachment 2. Fee/Cost Schedule]

Price of each Product shall be as follows (for the Products in good condition) and may be adjusted upon mutual consultation between the parties.

Product	Price
PO2030K1	$	****
PO2010D	$	****